Exhibit 2.2

AMENDMENT NO. 1 TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Amendment (this “Amendment”) to the Membership Interest Purchase Agreement, by and among Pilot OFS Holdings LLC, a Delaware limited liability company (“Pilot OFS”), Minerva Infrastructure IA LLC, a Delaware limited liability company (“Minerva” and, together with Pilot OFS, each a “Seller” and collectively the “Sellers”), Select Water Solutions, LLC, a Delaware limited liability company (the “Buyer”), solely for purposes of Section 6.4 and Section 9.4 of the Agreement, Pilot Travel Centers LLC, a Delaware limited liability company (“Seller Parent”), and Pilot OFS, also in its capacity as the “Sellers’ Representative” under Section 6.21 of the Agreement, dated as of September 24, 2026 (the “Agreement”), is entered into as of October 27, 2026. Capitalized terms used herein but not defined shall have the meanings set forth in the Agreement.

BACKGROUND

In accordance with Section 11.2 of the Agreement, Buyer and Sellers desire to amend the Agreement pursuant to this Amendment.

AGREEMENT

The Buyer and Sellers hereby agree that:

1.	The second sentence of Section 8.1 of the Agreement is hereby amended to add the following proviso:
a.	“; provided that the Closing shall be deemed to have been consummated for accounting purposes at the Accounting Measurement Time.”
2.	Exhibit A of the Agreement is hereby amended to add the following defined term in appropriate alphabetical order:
a.	“Accounting Measurement Time” means (a) if the Closing occurs on November 2, 2026, 12:01 a.m. Central Time on November 1, 2026 or (b) if the Closing occurs on any other date (including by virtue of an Election Notice), 12:01 a.m. Central Time on the Closing Date or such other time as mutually agreed between Buyer and the Sellers’ Representative in writing.
3.	The definition of “Closing Net Working Capital Amount” is hereby amended to replace “12:01 a.m. Central Time on the Closing Date” with “the Accounting Measurement Time (assuming compliance with Section 6.30).”
4.	The definition of “Closing Cash Amount” is hereby amended to replace the reference to “as of immediately prior to the Closing following the Closing Distribution” with “as of the Accounting Measurement Time (assuming the Closing Distribution has occurred prior to the Accounting Measurement Time and compliance with Section 6.30).”

5.	The definition of “Closing Distribution” is hereby amended to replace the reference to “at the close of business on the day prior to the Closing Date” with “at the close of business on the Business Day prior to the Accounting Measurement Time.”
6.	Section 6.14(b) of the Agreement is hereby amended by deleting the lone sentence in its entirety and replacing it with:
a.	“(b) On the date that is one (1) Business Day prior to the Accounting Measurement Time, Sellers’ Representative shall cause the Company to make the Closing Distribution.”
7.	Article VI of the Agreement is hereby amended to add the following new Section 6.30 immediately following Section 6.29:
a.	“Section 6.30 Conduct of Business Following the Accounting Measurement Time. From the Accounting Measurement Time until the Closing, Sellers shall cause the Company Group to (a) conduct its operations in the ordinary course of business consistent with past practice, (b) not create, incur, assume or guarantee any Debt and (c) not make any payment or distribution of cash or other assets to, or for the benefit of, either Seller or any Non-Company Affiliate.”
8.	Notwithstanding anything to the contrary in Section 8.1 of the Agreement, the parties agree that the Closing shall take place on November 2, 2026, subject to the satisfaction or, to the extent permitted, waiver of the conditions set forth in Article VII of the Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) as of such date; provided, however, that at any time prior to November 2, 2026, Buyer may, in its sole discretion, deliver written notice (e-mail being sufficient and, notwithstanding Section 11.4 of the Agreement, effective immediately upon delivery by Buyer or its Representatives) (such notice, an “Election Notice”) to the Sellers’ Representative electing to have the Closing occur pursuant to the terms and conditions of the Agreement (without giving effect to this Amendment).

Each of Section 11.1 (Governing Law; Consent to Jurisdiction; Waiver of Jury Trial), Section 11.3 (Waiver of Compliance; Consents), Section 11.4 (Notices), Section 11.8 (Severability), and Section 11.11 (Facsimiles; Counterparts) of the Agreement shall apply to this Amendment mutatis mutandis.   Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with the terms thereof.

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The undersigned have executed this Amendment as of the date first written above.

SELLER:

PILOT OFS HOLDINGS LLC (in its capacity as a Seller and its capacity as the Sellers’ Representative)

By:/s/ Jesús Guerra

Name:Jesús Guerra

Title:President

Signature Page to

Amendment No. 1 to

Membership Interest Purchase Agreement

SELLER:

MINERVA INFRASTRUCTURE IA LLC

By:/s/ Greg Smith

Name:Greg Smith

Title:President

Signature Page to

Amendment No. 1 to

Membership Interest Purchase Agreement

BUYER:

Select Water Solutions, llc

By:/s/ Christopher K. George

Name:Christopher K. George

Title:	Executive Vice President and Chief Financial Officer

Signature Page to

Amendment No. 1 to

Membership Interest Purchase Agreement